Exhibit 10.3

DEED OF INDEMNITY

OFFICERS

THIS DEED OF INDEMNITY is made the          day of January 2017

BETWEEN:

(1)	TechnipFMC PLC, a public limited company registered in England and Wales with company number 09909709 whose registered office is at One St Paul’s Churchyard, London, EC4M 8AP, United Kingdom (the “Company”); and

(2)	[Insert name of officer] of [address] (the “Indemnified Person”).

WHEREAS

(A)	The Indemnified Person is the officer in charge of [ ● ] at the Company.

(B)	The Company has agreed to indemnify the Indemnified Person on the terms and conditions set out in this Deed.

(C)	The Company has further agreed to use reasonable endeavours to maintain appropriate directors’ and officers’ liability insurance for the benefit of the Indemnified Person.

NOW THIS DEED WITNESSETH as follows:

1.	INDEMNITY

1.1	Subject to Clauses 1.2, 2 and 8.1 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Indemnified Person may otherwise be entitled, indemnify and hold the Indemnified Person harmless against any liability of the Indemnified Person arising out of, or in connection with:

(a)	the actual or purported exercise of, or failure to exercise or alleged failure to exercise, any of the Indemnified Person’s powers, duties or responsibilities as an officer (or equivalent position under the laws of any relevant jurisdiction) of the Company or any subsidiary of the Company (as defined in section 1159 of the Companies Act 2006, as amended (the “Companies Act”)) (a “Subsidiary”); or

(b)

any actual or alleged negligence, default, breach of duty, breach of trust, error, misstatement, misleading statement, omission, breach of warranty of authority or other act (a “Wrongful Act”) by the Indemnified Person in relation to the Company or any Subsidiary arising out of any matter claimed against the Indemnified Person in his or her capacity as an officer (or equivalent position under the laws of any jurisdiction) of the Company or of any Subsidiary, including (but not limited to) the reasonable costs and expenses incurred by the Indemnified Person, in his or her capacity as an officer (or equivalent position under the laws of any relevant jurisdiction of any Subsidiary), in respect of all claims, investigations, actions and proceedings, whether civil, criminal or regulatory, and dealing with any related proceedings including (without limitation) defending any extradition, hearing, bringing any appeals and applying for bail, in connection with any application for relief under any statutory or regulatory provision, or arising out of any required attendance by the Indemnified Person at any investigation into the affairs of any Subsidiary by any judicial, governmental, regulatory, or similar body (“Claims”), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (“Losses”), whether instigated, imposed or incurred under the laws of England and Wales or the law of any other jurisdiction. This Clause is subject to the remaining provisions of this Deed.

1.2	The indemnity in Clause 1.1 above shall be deemed not to provide for, or entitle the Indemnified Person to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Companies Act and, in particular, except as provided in Clause 1.3 of this Deed, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Indemnified Person to the Company or any Subsidiary or associated company (as defined in section 256 of the Companies Act) (“Associated Company”); or

(b)	any liability incurred by the Indemnified Person to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Indemnified Person:

(i)	in defending any criminal proceedings in which such Indemnified Person is convicted; or

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against such Indemnified Person; or

(iii)	in connection with any application under section 1157 of the Companies Act in which the court refuses to grant such Indemnified Person relief,

where, in any such case, any such conviction, judgment or refusal of relief has become final. Reference in this Clause 1.2 to a conviction, judgment or refusal of relief being “final” shall be construed in accordance with sections 234(4) and (5) of the Companies Act; or

(d)	any fraud, dishonesty or wilful default.

1.3	Without prejudice to the generality of the indemnity set out in Clause 1.1 above, the Company shall, to the fullest extent permitted by English law, indemnify and hold the Indemnified Person harmless on an “as incurred” basis against all legal and other costs, charges and expenses reasonably incurred or to be incurred:

(a)

in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company and any investigation into the affairs of the Company or any Associated Company by any judicial, governmental, regulatory or other body, and dealing with any related proceedings including, without limitation, defending any extradition hearing, bringing any appeals and applying for bail (or do anything to enable the Indemnified Person to avoid incurring such expenditure); or

(b)	in connection with any application under section 1157 of the Companies Act (or do anything to enable the Indemnified Person to avoid incurring such expenditure),

provided that, the Indemnified Person agrees that any such legal and other costs, charges and expenses paid by the Company shall fall to be repaid, or any liability of the Company under any transaction connected thereto shall fall to be discharged, not later than:

(i)	in the event of the Indemnified Person being convicted in the proceedings, the date when the conviction becomes final;

(ii)	in the event of judgment being given against the Indemnified Person in the proceedings, the date when the judgment becomes final; or

(iii)	in the event of the court refusing to grant the Indemnified Person relief on the application, the date when the refusal of relief becomes final.

References in this Clause 1.3 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with sections 205(3) and (4) of the Companies Act.

2.	FURTHER EXCLUSIONS AND LIMITATIONS

2.1	Notwithstanding any other provisions of this Deed, and for the avoidance of any doubt, the Company shall not be liable to indemnify the Indemnified Person against any liability incurred by the Indemnified Person arising out of, based upon or attributable to:

(a)	the gaining by the Indemnified Person of any personal profit or advantage to which the Indemnified Person was not legally entitled; or

(b)	the committing of any dishonest, fraudulent or criminal act by the Indemnified Person.

2.2	For the purpose of determining the applicability of the exclusion in Clause 2.1, the acts of any fellow directors or officers or of any other person shall not be imputed to the Indemnified Person. The exclusion in Clause 2.1(b) shall only apply if and when it is established through a final judgment (within the meaning of Clause 1.2 above) adverse to the Indemnified Person, or any admission by the Indemnified Person that the relevant exclusion applies. Until that time the indemnities and obligations under Clause 1 shall apply as if the exclusion in Clause 2.1 did not exist.

3.	CLAIMING UNDER THE INDEMNITY

3.1	If the Indemnified Person becomes aware of any circumstances which may lead to the Company being required to make any payment under Clause 1 , the Indemnified Person shall:

(a)	give written notice to the Company as soon as reasonably practical after receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims), giving full details and providing copies of all relevant correspondence;

(b)	take such steps as the Company may reasonably require to recover Losses under a relevant insurance policy or from such other third party as may be appropriate;

(c)	keep the Company fully informed of the progress of and consult with the Company regarding the conduct of any Claim, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request; and

(d)	take all such action as the Company (or the Company’s insurers where applicable) may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

3.2	For the avoidance of doubt:

(a)	if a company ceases to be a Subsidiary after the date of this Deed, the Company shall only be liable to indemnify the Indemnified Person in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a Subsidiary; and

(b)	the Indemnified Person, as officer or manager of any company which becomes a Subsidiary after the date of this Deed, shall be indemnified only in respect of liabilities arising after the date on which that company became a Subsidiary.

4.	TERM

This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against the Indemnified Person have expired, or for so long as the Indemnified Person remains liable for any Losses, notwithstanding that such Indemnified Person may have ceased to be an officer of the Company or any of its subsidiaries.

5.	DIRECTORS’ AND OFFICERS’ INSURANCE

5.1	The Company shall use reasonable endeavours to provide and maintain, directly or indirectly, “directors’ and officers’” liability insurance (including ensuring that premiums are properly paid) on terms which together are no less favourable than those generally available in the market from time to time for the benefit of the Indemnified Person for so long as any Claims may lawfully be brought against the Indemnified Person.

5.2	The Company shall give written notice to the Indemnified Person of any changes in such directors’ and officers’ liability insurance cover during the period referred to above that might adversely affect the Indemnified Person as soon as reasonably practicable after such changes become effective.

6.	COMMUNICATIONS

6.1	All communications between the parties with respect to this Deed shall be in writing and shall:

(a)	be delivered by hand, or sent by first class prepaid post (or airmail if sent outside the United Kingdom), to the address of the addressee as set out in this Deed or to another address which the addressee notifies for the purpose of this Clause; or

(b)	be sent by facsimile to any facsimile number notified for the purpose of this Clause.

6.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

(a)	(if sent by post within the United Kingdom) two Business Days after posting;

(b)	(if sent by post outside the United Kingdom) five Business Days after posting;

(c)	(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day; and

(d)	(if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

6.3	For purposes of this Clause, “Business Day” means a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for business.

6.4	For the purposes of this Clause, “business hours” means between the hours of 10.00 and 18.00 inclusive in the place of receipt.

6.5	In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and confirmatory transmission report received.

6.6	Communications addressed to the Company shall be marked for the attention of the Company Secretary.

7.	GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of England and Wales. Each of the Company and the Indemnified Person irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes (as defined below) and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

8.	GENERAL

8.1

If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Indemnified Person to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as illegal, void unenforceable, in whole or in part, under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Indemnified

Person to, any such indemnification, and the Company shall instead indemnify the Indemnified Person against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

8.2	Nothing in this Deed shall require the Company to indemnify the Indemnified Person or otherwise provide the Indemnified Person with funds if the same would be prohibited, or render any indemnification contained herein void, under the Companies Act on the basis that each Subsidiary is for these purposes treated as a “company” within the meaning of section 1 of the Companies Act, and all references herein to the Companies Act or the possibility of any provision of this Deed being held to be illegal, void, or unenforceable or otherwise prohibited under English law (or expressions similar thereto) shall be construed on that basis.

8.3	The successors and personal representatives of the Indemnified Person shall be entitled to the benefit of this Deed and a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

8.4	This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts shall together constitute one agreement.

IN WITNESS whereof this Deed has been executed the day and year first above written.

EXECUTED and delivered	)

as a DEED by	)

TechnipFMC PLC	)

acting by	)

a director, in the presence of:	)	Director

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

SIGNED as a DEED by	)
[name of Indemnified Person]	)
in the presence of:	)

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness